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EXHIBIT 99(a)(1)(vii)

[FORM OF LETTER REGARDING REJECTION OF TENDER]

Dear                        :

        Unfortunately, your Election Form in connection with the Offer to Purchase (which collectively constitute the "Offer") was either inaccurate or incomplete and will not be accepted by Liberty Media Corporation in its current form. If you wish to tender any of your eligible options, you must submit a new Election Form in accordance with the terms of the Offer to Purchase.

        We must be in receipt of a properly completed Election Form by 9:00 p.m., Pacific Time, on Tuesday, June 21, 2005, unless the Offer is extended. If we do not receive a properly completed Election Form from you before this deadline, all options currently held by you will remain outstanding subject to their existing terms and conditions.

        If you have any questions, please contact me at (720) 875-4317.

Sincerely,
Debbie Watkins

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[FORM OF LETTER REGARDING REJECTION OF TENDER]